Exhibit 99.1

Press Release

FIS Announces Proposed Offering of Senior Notes

JACKSONVILLE, Fla., April 10, 2013 – Fidelity National Information Services, Inc. (“FIS”) (NYSE: FIS), a leading provider of banking and payments technology, today announced that it intends to make an offering, subject to market and other considerations, of senior notes in one or more tranches with intermediate maturities (the “Notes”). The Notes will be guaranteed by certain of FIS’ subsidiaries. FIS intends to use the net proceeds from this offering to fund the purchase, through a call for redemption, of up to $750 million aggregate principal amount of its 7.625% senior notes due 2017, to pay fees and expenses related to the offering and for general corporate purposes, which may include the repayment of other existing indebtedness.

Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint book-running managers for the offering. The offering of these securities is made only by means of a prospectus supplement and accompanying prospectus. Copies may be obtained by contacting Barclays Capital Inc. at 1.888.603.5843 or by emailing barclaysprospectus@broadridge.com, J.P. Morgan Securities LLC collect at 212.834.4533 and Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1.800.294.1322 or Dg.prospectus_requests@baml.com. The Notes are being offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on March 5, 2013.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor will there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale is not authorized or to any person to whom it is unlawful to make such offer, solicitation or sale. Any offer, solicitation or sale of the Notes will be made only by means of the prospectus supplement and the accompanying prospectus.

About FIS

FIS (NYSE: FIS) is a leading global provider dedicated to banking and payments technologies. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Fla., FIS employs more than 35,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. FIS topped the annual 2012 and 2011 FinTech 100 list, is a member of the Fortune 500 and is a member of Standard & Poor’s 500® Index.

Forward-Looking Statements

This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future events and are not statements of fact, actual results may differ materially from those projected. FIS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, statements regarding FIS’ expectations to close on the sale of the Notes and how FIS will use the proceeds of the offering and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FIS’ Form 10-K and other filings with the SEC.

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For More Information:

Kim Snider, 904.438.6278	Mary Waggoner, 904.438.6282
Vice President	Senior Vice President
FIS Global Marketing and	FIS Investor Relations
Communications	mary.waggoner@fisglobal.com
kim.snider@fisglobal.com